Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration Number 333-254652

April 17, 2024

Fidelity® Wise Origin® Bitcoin Fund

Transcript of Interview with Cynthia Lo-Bessette and Matt Horne on the On the Brink with Castle Island podcast with Matt Walsh and Nick Carter

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Matt Walsh

Today on the podcast, I sat down with Cynthia Lo-Bessette and Matt Horne at Fidelity Digital Asset Management. In this episode, we discuss the launch of the Fidelity Bitcoin ETF, the firm’s views on the tokenization of securities, and the market structure evolution that’s underway in the digital asset industry. I think you’ll enjoy this one. So without further ado, here is my conversation with Cynthia and Matt at Fidelity.

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Castle Island Ventures Disclosure

Matt Walsh and Nick Carter are partners at Castle Island Ventures. All these expressed by them or the guests on this podcast are solely their opinions and do not reflect the opinions of Castle Island Ventures. Guessing this may maintain positions in the assets discussed in this podcast, you should not treat any opinion expressed by anyone on this podcast as a specific inducement to make a particular investment or follow particular strategy, but only as an expression of their personal opinion.

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Continuation of Disclosure & OTB Theme

This podcast is for informational purposes only.

Brought down by bad mortgage investments. Lehman, which has 25,000 employees, will be liquidated. The federal government loans, American International Group, AIG, $85 billion. This is a different kind of market and the Fed is asleep. The federal government is stepping in to stabilize Fannie Mae and Freddie Mac, the two mortgage giants that have been threatened by the housing crisis.

00;01;03;26 - 00;01;20;00

Continuation of OTB Theme

The Bank of England has pumped £75 billion more into Britain’s ailing economy with a new round of quantitative easing. You print a couple trillion dollars and all of a sudden people start to worry. So out of this worry, we have something called the Bitcoin bitcoin.

Matt Walsh

Well, Cynthia and Matt, thank you for joining us today in our podcast studio.

00;01;20;00 - 00;01;36;18

Matt Walsh

I like to do this in person.

Cynthia Lo-Bessette

It’s great to be here in person and thank you for having us today.

Matt Walsh

So we’ve done a number of episodes with people at Fidelity largely on the custody and trading front. So we’d love to start off with some backgrounds and maybe introducing Fidelity Digital Asset Management.

Cynthia Lo-Bessette

Sure. I’d love to talk about the beginnings.

00;01;36;22 - 00;01;57;17

Cynthia Lo-Bessette

We started out as a unit that was part of the overall digital asset business. It became clear about a little over a year ago now that with all of the work that had been ongoing in collaboration with asset management, that it made sense to move the small team for digital asset management into the Asset Management unit, which took place in the beginning of last year.

00;01;57;23 - 00;02;34;06

Cynthia Lo-Bessette

What we’ve been doing over the last year ish is really building out the infrastructure for investment management. That includes building out a research function, the data platforms, reporting investment research in the crypto token and crypto token ecosystem, and also building out functionality and operating platforms support for tokenization of assets.

Matt Walsh

That’s awesome. So Asset Management at Fidelity is obviously the largest business unit, I believe certainly from a revenue perspective, what went into the decision to actually bring the crypto asset management capability under that umbrella versus keeping it separate and distinct.

00;02;34;08 - 00;03;11;11

Cynthia Lo-Bessette

I think really largely it was a recognition that there was a new emerging asset class of crypto investments and wanting to build an asset management research led culture around the investment management research function in this new investable asset class was a big part of the motivation. But I think the other part also was the broader recognition of where blockchain and blockchain related technologies can really impact the way in which we’re building solutions, expanding the universe of assets available to be incorporated into investment solutions, and also thinking about providing broader access to those solutions through tokenized assets.

00;03;11;14 - 00;03;28;19

Matt Walsh

That’s awesome. So Matt, you came at this space initially, I think just from being really interested in the technology, but you were in the traditional asset management side. Tell us a little bit about your path to this role.

Matt Horne

So I joined Fidelity about 12 years ago. Before that, I was a submarine officer in the Navy, so a very different background there, but made the pivot into financial services.

00;03;28;25 - 00;03;49;12

Matt Horne

The first half of my career, Fidelity was really spent with our traditional ETF franchise, building out that effort across fixed income equities, U.S. global, different exposures there. And I found myself around 2016, 2017 heavily interested into digital assets via podcast. Really, I was podcasting as I was traveling for work and I became really obsessed with this emerging space.

00;03;49;17 - 00;04;05;29

Matt Horne

So I made a decision how can I marry my interests with my career? And I was able, fortunately enough, to be a Fidelity to make a pivot around 2019 and really be one of the first employees to what is now Fidelity Digital Asset Management. So I now run a team of digital asset strategists where we work with all of our distribution channels.

00;04;05;29 - 00;04;24;21

Matt Horne

So that’s the retail channel, the intermediary channel in our institutional channel where we are really advocating on behalf of Fidelity Solutions in this space.

Matt Walsh

That’s great. And Cynthia, you come at this originally from a legal perspective, which I imagine is just incredibly valuable, giving everything you have to encounter. But what was your path into being interested in digital assets?

00;04;24;23 - 00;04;47;25

Cynthia Lo-Bessette

Yeah, your point about being familiar and understanding a lot of the debates around the securities laws and applications regulation of the space. So I came to Fidelity in the late summer of 2019, started out as the general counsel for Asset Management. And a big part of my focus when I started was looking at building out our legal and regulatory capabilities for the alternative investment space.

00;04;47;25 - 00;05;12;17

Cynthia Lo-Bessette

And one of those areas of looking after coverage was digital assets. So that was some of the early collaboration between asset management and the digital asset management business. In some respects, I felt very much a part of that early small team in building out their capabilities and the ability to put digital assets into traditional products, which in the early days of that business was limited partnerships and non publicly registered vehicles.

00;05;12;17 - 00;05;35;01

Cynthia Lo-Bessette

That certainly was also part of the early days of looking at how else can we expand customer access. There was certainly a tremendous amount of interest across the customer base in getting access to digital assets. So there was a lot of early work which ultimately led to the almost five year journey in bringing the ETP to market.

Matt Walsh

So this ETP, obviously, this is what we want to talk about first here.

00;05;35;01 - 00;05;56;09

Matt Walsh

This Bitcoin ETF product, is this the most successful launch of an ETF in the history of the company?

Matt Horne

The short answer is yes. On asset growth for sure. Yes.

Matt Walsh

So talk a little bit about what that process was like actually getting this Bitcoin ETF to market. Obviously, it’s been a long time coming for the industry, dating back to, I think 2013 with the Winklevoss twins filing first.

00;05;56;09 - 00;06;21;00

Matt Walsh

And it’s just remarkable to see how it’s developed over only 90 days here.

Cynthia Lo-Bessette

It’s been incredible. The overall client demand and reception of the whole range of products. There were ten products that went to market and launched in the beginning of January. The journey actually is quite comprehensive and complex for us. We began sometime in that later part of 2019, really looking at understanding the SEC’s guidance and positions to date.

00;06;21;06 - 00;06;44;28

Cynthia Lo-Bessette

I think there’s a lot of us in the industry that would recognize that in 2013, those were the early days of Bitcoin having been launched as an asset and perhaps early days in getting the SEC and the overall regulatory infrastructure comfortable. The ten year journey to bring this product to market did involve a lot of education, education of policymakers and the regulators over how this asset trades, how the market operates.

00;06;44;28 - 00;07;04;25

Cynthia Lo-Bessette

The quant team within Fidelity did a lot of great research in looking at correlation analyzes and the lead lag analysis on price discovery. That was also very much a part of the educational process and engagement with the regulators. And then ultimately there’s a whole body of work that went on, and I can certainly talk about all of the efforts in the go to market strategy for this product.

00;07;04;27 - 00;07;24;22

Matt Horne

So this was our, I think, 65th ETF at the time when we launched it. We have now 67 ETFs at Fidelity, but the ETF vehicle is still a fairly newer chassis for our distribution team. So just continue education on the ETP structure. This is our first grantor trust, which is slightly different than a ‘40 Act registered product. So there are some nuances there we had to really educate on.

00;07;24;28 - 00;07;48;21

Matt Horne

But overall the timing of this was quite good with our focus within Asset Management on growing our ETF franchise. So this launch was incredibly successful, I think exceeded many people’s expectations as a category. It was really hard to handicap how this launch was going to go. You’d try to project how this would go. It’s really hard to know, but it truly is a capital accessibility story where the ETP structure is like a Swiss Army knife for accounts.

00;07;48;24 - 00;08;09;14

Matt Horne

You can now hold this Bitcoin exposure in IRA very easily or trust in a state planning type registrations, which was always a hiccup because clients generally like to have their positions together under one account, or they can see it together. Whereas for years here in the retail crypto space, you had to have a separate experience on a different platform to access digital assets.

00;08;09;16 - 00;08;31;03

Matt Horne

Well, this ETP vehicle now our tickers FBTC, the Fidelity Bitcoin Fidelity Wise Origin Bitcoin Fund. It allows you to have easy access in any account type you want, any registration type you want alongside your traditional stocks and bonds. So it’s been a great experience for folks.

Matt Walsh

I think it’s probably very poorly understood how complicated the process was, even just operationally.

00;08;31;03 - 00;09;09;22

Matt Walsh

So the traditional authorized participants in the non crypto ETF market, they’re not all there. So it had to have been a heavy lift just to figure out how to actually operationalize this product.

Cynthia Lo-Bessette

Yes. And the time frame in which we built out some of that core infrastructure to be able to engage with authorized participants was compressed. Given the engagement with the SEC was really begun late in the late summer, early fall of last year, and there was a lot of debate and also education and engagement with the SEC over the traditional ETF mechanism for engaging with APs involves both the in-kind contribution of assets held by the fund or cash contributions.

00;09;09;23 - 00;09;37;21

Cynthia Lo-Bessette

Ultimately, the SEC got comfortable with cash contributions only, so the engagement will continue on wanting to allow for in-kind. That meant taking cash in from authorized participants and working with a platform of liquidity providers to trade that cash and convert it into BTC. We built out a trading function and again, the wealth of knowledge and experience within the existing digital asset business really helped us to be able to shape the way in which we built out the capability.

00;09;37;21 - 00;09;58;11

Cynthia Lo-Bessette

We’ve hired a couple of traders to staff that function within FDAM and that alongside of the way in which we were able to design and build that product around the Fidelity Custody solution, which is a differentiator and also the building of that pricing index. It’s a proprietary methodology which is easily available to all the market makers to understand.

00;09;58;11 - 00;10;14;11

Cynthia Lo-Bessette

And it was built with the internal index team.

Matt Walsh

That’s awesome. So I won’t put you on the spot talking about cash credit versus in-kind, but hopefully we see some improvements to just the overall mechanism for building these things in a movement towards in-kind. But what I would love to get your view on is just how these things get rolled out.

00;10;14;11 - 00;10;31;19

Matt Walsh

So the flows have been staggering. I think there is a lot of public commentary around, well, people already have access to Coinbase and maybe these won’t be as explosive as people think. That’s clearly not the case. So would love to understand from your perspective, who are the first wave buyers of this product? What do those institutions look like and where are we going?

00;10;31;19 - 00;10;49;12

Matt Walsh

Because I know that this is not on all of the private wealth platforms even yet.

Matt Horne

That’s true. Building up to the roll out of this, I think we assumed it would be more intermediary and advisor heavy because they really hadn’t been able to access this before. But once we launched it was very much retail was involved in this first wave of purchasing here.

00;10;49;17 - 00;11;09;23

Matt Horne

And I do think it’s back to the point I made earlier on, Hey, I can buy this now in any account type. any registration type I want, my HSA, my IRA, anywhere I can buy an ETF, I can now buy spot Bitcoin exposure. So wave one of this I would say was definitely retail driven. We still see it there, but that doesn’t mean other institutional type players weren’t in the space because they definitely were wave two of

00;11;09;23 - 00;11;25;19

Matt Horne

This is going to be, I’d say, the broader advisor approval and adoption and I think that’s where we are right now. So when you say the word advisor, it depends which type of advisor you’re talking about. If you’re a registered independent advisor, an RIA, you’re independent, you’re on your own, you’re your own fiduciary, you make your own investment decisions.

00;11;25;21 - 00;11;40;19

Matt Horne

Those are the ones we’re seeing on the early curve of the advisor space adopt this because they have their own autonomy to go out and do as they please. And a lot of them were actually active in the crypto space before these ETPs came in. This is just an easier way for them to give client exposure to the spot Bitcoin price.

00;11;40;22 - 00;11;57;25

Matt Horne

The next wave here is really going to be broker-dealer and wirehouse type advisors that we have to go through an onboarding process to the platform. There’s home office gatekeepers that have multiple considerations before they approve a product for advisory. There’s a lot of terms out there right now. So unsolicited vs solicited upon launch of any really registered products.

00;11;58;02 - 00;12;20;02

Matt Horne

They are available at any brokerage platform for the most part on an unsolicited basis, meaning you Matt Walsh can go to your account at some brokerage platform and buy yourself, it’s your own decision. You’re making this investment decision based off your best interest and no one’s telling you what to do. But when you talk about the word solicited, it means you Matt Walsh, have hired an advisor at some platform who is now making investment decisions on your behalf.

00;12;20;04 - 00;12;36;12

Matt Horne

And that’s where we are right now, is waiting for those advisors to have the ability to solicit trades on behalf of clients. And that’s, I think the next leg here is once you get more of these platforms to approve it for advisory, that’s when you’re going to see the new wave of capital potentially come in here.

Matt Walsh

And what does that discussion look like?

00;12;36;12 - 00;12;57;06

Matt Walsh

Is that education around what is Bitcoin and why is it interesting in a portfolio or is this in the nuts and bolts of, well, here’s how the cash moves in the system and here’s how the custody actually works at Fidelity. What’s the conversation?

Matt Horne

All the above. So back out a little bit broader to just ETFs in general. Any ETF and this is my previous life I spent doing this with equities and fixed income ETFs.

00;12;57;08 - 00;13;15;28

Matt Horne

Any ETF is going to go through an evaluation period before approval. And generally speaking, you need to see at least six months of performance track record and around 100 million or above in assets before most these bigger platforms will even approve you for advisory. These are a little bit difference because they are new, there were ten issuers going at once.

00;13;16;06 - 00;13;36;22

Matt Horne

There was a lot of I’d say pre education on this. My team did a lot of work over the years, meeting with home office gatekeepers, just keeping them updated on where we are, where we think we’re going, what is Bitcoin, digital assets in general. So a few firms are accelerating those traditional timelines there and they go into everything from secondary market trading to the Create/Redeem process.

00;13;36;23 - 00;14;06;18

Matt Horne

We spent a lot of time educating folks on the cash create/redeem process because it was a later minute curveball than what was expected. But what is Bitcoin? Where does it fit in a portfolio? So it really runs the gamut of considerations there.

Matt Walsh

So I’d imagine selling this product in a world where there’s 11 other products, being Fidelity is a tremendous advantage because there’s so much goodwill in the crypto industry around things that Fidelity has been involved with, but would love to understand just what the basis of competition is for these Bitcoin ETF products in the market.

00;14;06;20 - 00;14;23;20

Matt Horne

It was a challenging launch, to be honest, because you have ten issuers going at once. We’ve never seen that before in any other category. It’s a ‘33 Act Grantor Trust, so it’s 100% of one asset in the portfolio. So you’re really backing off of your distribution team, your goodwill, your relationships, your legacy in the space that really helped differentiate here.

00;14;23;21 - 00;14;42;28

Matt Horne

So first and foremost, Fidelity’s been in the space for a long time. As you know as far back as 2014, we built our own custody solution for institutional clients which we leveraged for the product. So that’s a key advantage too, as we truly understand what it takes to keep these assets safe. Trading of the assets, we have a thorough understanding of what it takes to trade various asset classes, and crypto is no different.

00;14;42;28 - 00;15;05;11

Matt Horne

Bitcoin is no different. Distribution- At the launch, the key was really getting that first wave of natural buying in the secondary market because in the land of ETFs, your secondary market liquidity is critical. You want the natural buying and selling in your products. So if an advisor wanted to allocate 50 to 100 million in a client account, they could easily do it in the secondary market without picking up a phone to try to get some OTC trade going.

00;15;05;13 - 00;15;20;29

Matt Horne

So that was key and we achieve that. We have great liquidity in FBTC, the fees we ended up waving the fee for six months just to help ease adoption into our products. We know it was going to be competitive. We’re operating at scale so we could obviously make that decision pretty easily. But that’s another consideration is cost of ownership.

00;15;21;02 - 00;15;40;08

Matt Horne

If you have liquid product trading, well in the secondary market, no fee upfront, it makes it much more palatable for adoption in a very competitive fields.

Matt Walsh

It’s a really unique business model. When you think about Fidelity Digital Asset Management, because you have built custody and so you have the ability to not have to go out to third party custodians and negotiate a custody arrangement.

00;15;40;11 - 00;16;04;11

Matt Walsh

But you also have almost a composable asset management capability where we’re starting to see in the industry these global allocation funds indicate that they’re interested in putting certain percentage of assets into Bitcoin exchange traded products. Obviously, Fidelity has a lot of other non-crypto products that potentially could go down that path. So how do you think about that in terms of other types of ETFs or other types of fund products that could actually be buyers of this product?

00;16;04;14 - 00;16;25;21

Cynthia Lo-Bessette

So we can certainly talk about the different channels and you’ve highlighted a couple of them right there in terms of models that advisors might want to gravitate towards incorporating asset allocation models and where if FBTC or any of these other single asset commoditized products would be able to plug in is one aspect. We also think about building around a suite of exposures.

00;16;25;28 - 00;16;44;11

Cynthia Lo-Bessette

So there’s the single asset exposures. And then as we think about other thematic and sector oriented exposures, and it certainly goes beyond the single asset and that is the advantage of what we believe the research function is going to contribute in terms of product development.

Matt Walsh

Maybe let’s take a step back. So you have this Bitcoin ETF product out there.

00;16;44;11 - 00;17;02;03

Matt Walsh

It’s been tremendously successful. What do you think could be next for your group at Fidelity in terms of the types of products that you’d be interested in exploring? I know you can’t speak about products that you have active applications on like the Ethereum ETF, but obviously that’s something that you’re interested in. But how do you just frame what other types of products could be interesting?

00;17;02;06 - 00;17;30;00

Cynthia Lo-Bessette

So I did mention a little bit of some of our product exploration right now is thinking about thematic exposures and the research team is building out a research platform that cuts across multiple tokens and thinking about their investability over the long term and how to construct multi token portfolios from that standpoint. I think the ability to also work across our asset management divisions and thinking about asset allocation models is another area of exploration.

00;17;30;00 - 00;17;54;02

Cynthia Lo-Bessette

And I know, Matt, you’ve been talking to some of our asset allocation teams on that front.

Matt Horne

So I think on the asset allocation side, education is paramount and a lot of firms in the space have done a great job educating. There’s still so much more work to do. And back to your question on allocation, we actually have a great, I think, proof of concept, if you will, where we had an advisor this week tell us they’re going to built a custom model suite using the ETFs with a 3% position in the most aggressive portfolios

00;17;54;02 - 00;18;17;22

Matt Horne

and FBTC. And again, this is an RIA so the early adoption of the advisor side. But the reason they made this decision was because that they consumed some thought leadership that we published back in January. We had a paper called The Case for Bitcoin. It was a collection of researchers within Fidelity including Jurrien Timmer who wrote the paper. Essentially, this laid out the case in a scenario analysis using Monte Carlo simulation of the impact on a Bitcoin position in a retiree’s portfolio over time.

00;18;17;27 - 00;18;47;22

Matt Horne

And that’s literally how advisors think, because they’re helping clients plan, save money, plan for retirement. That’s literally how they run their business. And this paper put it in those terms and it was really well received with this advisor and resulted in obviously a small position for clients. But I still think it’s early days. A lot of these platforms we’ve talked about before, there’s been a massive movement over the years toward home office models, meaning the days of an advisor setting up in an office in a city somewhere, just picking stocks and bonds on behalf of a client.

00;18;47;28 - 00;19;10;24

Matt Horne

They’re waning, moving much more toward a consolidated approach where there’s a more centralized team making investment decisions. So I think once you get those teams now allocating to this asset class, that’s where you’re going to see more significant adoption here

Matt Walsh

And just passive flows coming into these products. That’s really just what we’ll see. It’s been interesting to see the flows through the first few weeks because it’s hard to disentangle all with GBTC having all these outflows.

00;19;10;24 - 00;19;27;12

Matt Walsh

So I’ve never seen anything like that where you have this product that launches that obviously had been in the market. But is that a big factor in the flows is just people switching from GBTC and to some of these lower priced options?

Matt Horne

The trend in ETFs is always migration to a lower cost exposure, and I think you’re definitely seeing that with some of the movement here.

00;19;27;14 - 00;19;46;04

Matt Walsh

So I want to get your guys’s view on tokenization. I’ve got a history of being skeptical of a lot of things that I’ve seen in the let’s just tokenized the world. And there was this wave in 2015 and 16 around private blockchains being the conduit to tokenized fine art and hotels in Aspen and things like that. This feels a lot different, though.

00;19;46;10 - 00;20;26;02

Matt Walsh

We’ve had Larry Fink come out and almost like his case for digital assets was Bitcoin, but then quickly into tokenization. So how are you guys thinking about that category?

Cynthia Lo-Bessette

So I absolutely agree with some of the history in terms of the different waves of tokenization projects and activity. And maybe I’ll start with the thesis that we’ve been working under from the standpoint of the opportunities that tokenization present is thinking about modernizing the existing capital markets infrastructure, but modernizing not necessarily in terms of an overnight replatforming, which may be some of the early euphoria around the idea that tokenization is going to completely create liquidity where illiquid assets had no liquidity.

00;20;26;02 - 00;20;48;21

Cynthia Lo-Bessette

That is actually something that we talk a lot about, which is tokenizing an asset, doesn’t miraculously create liquidity, it makes it more easily tradable. And I think a lot of the efforts around tokenizing assets are incredibly important and creative. But in order for a client to care about that asset, there has to be some utility in a market for that client to not only be able to access the asset, but to know that they can actually trade it.

00;20;48;27 - 00;21;16;12

Cynthia Lo-Bessette

So what I think about is as we identify the infrastructure that’s necessary for a digital asset ecosystem to be able to be interoperable with existing traditional back offices. That’s really where I think the power of tokenization and market adoption is going to come from, which means that there needs to be interoperability infrastructure to be able to translate those digital assets and have them be incorporated into traditional investment solutions.

00;21;16;14 - 00;21;41;05

Cynthia Lo-Bessette

A Clients not going to come in and say they want to buy the digital asset. They’re looking for solutions that are better constructed and have more diversity because there are assets now being introduced through tokenized form to be more tradable and then incorporated into traditional solutions

Matt Walsh

That make sense. I remember the first wave of discussion around this. There is all this talk around taking an asset, tokenizing it, and then you get into the details and you say, Well, how do you settle it?

00;21;41;07 - 00;22;01;06

Cynthia Lo-Bessette

How does it trade in the back office, and my fund administrator, what are they going to do in terms of valuation? By the way, my auditor is going to come in and want to know exactly how that asset is custodied. How does that interoperate with my existing backlog?

Matt Walsh

How does that work? So I remember in the first wave it was, okay, well, you just send a wire transfer, you go through and that’s a two plus three at the time settlement, I think.

00;22;01;06 - 00;22;40;17

Matt Walsh

But Stablecoins seem to me like they have the potential to be really important to just the settlement of these securities. I know that we’re not there yet in terms of institutional scale stablecoins but do you see them as a category being compelling to actually make this tokenization story work?

Cynthia Lo-Bessette

100%. When we talk about again, back to that interoperability, in order for a client or any asset allocator to be able to access that digital asset token and incorporate that into their traditional solutions, I think about stablecoins and tokenized money market funds as being two sides of that liquidity layer that’s necessary to be able to facilitate the movement of those tokenized assets.

00;22;40;20 - 00;23;06;28

Cynthia Lo-Bessette

So stablecoins as being, as you describe, the easy way to be able to trade in and out of digital assets. But for a customer that is going to hold digital assets, there may be a cash portion of their portfolio and rather than having to go back and forth through the onramp into Fiat, being able to hold those assets in a risk off environment in a tokenized money market fund is going to be incredibly important to continue to facilitate the expansion of that ecosystem.

00;23;07;01 - 00;23;25;02

Matt Walsh

I look at public equities and it seems pretty daunting to put them all on a blockchain and figure out the settlement process. But there are these other categories that are quite large in the alternative space that seem to me like they could be very much early adopters. How do you think about those categories and the types of assets that might be interesting to investors on chain?

00;23;25;04 - 00;23;50;26

Cynthia Lo-Bessette

I think you’re absolutely right. When we think about prioritization of which asset classes would naturally lend themselves more to that thesis of expanding the range of assets that are tradable assets today. Publicly traded equities are easily tradable in solutions today. So they wouldn’t necessarily lend themselves in the immediate sense to be tokenized, but private equity and private credit are areas that are of great interest from an alternative investment incorporation into solutions.

00;23;51;00 - 00;24;15;22

Cynthia Lo-Bessette

So this is where I think tokenization would make those assets more easily tradable, more easily incorporated into investment solutions and also potentially increasing access as well.

Matt Walsh

It’s no surprise to me at least that a lot of the large alts managers are looking at the space because I suspect that they’re looking at this and saying alternatives as a percentage of model portfolios right now are quite small, but they probably should be quite a bit larger.

00;24;15;22 - 00;24;32;00

Matt Walsh

Just giving retail access to things like venture capital, private equity, real estate. Do you see this as part of that narrative or is that a distinct phenomenon?

Matt Horne

I think potentially a lot of those firms have gone down market, especially into the advisor space to source new capital, but also that’s where a lot of the returns are happening now.

00;24;32;03 - 00;24;51;11

Matt Horne

So there’s demand for access to those solutions because companies go private, they stay private longer before the IPO. So I think it is part of that narrative for sure. But once you interact with the crypto space, as you know and you go back to the TradFi rails in especially the private world where you deal with private funds, it’s fairly clunky from a user experience standpoint.

00;24;51;13 - 00;25;15;28

Matt Horne

So I do think everything Cynthia mentioned is spot on and ultimately it’ll result in hopefully a better client experience for these types of asset classes.

Matt Walsh

I think once you get into the Defi world and just bringing some of these primitives, if you can actually make that work with tokenization. So if you hold shares in a REIT and you want cash today, could you imagine using something like an AAVE another Compound style interface to actually take out a loan and have a stablecoin, for instance?

00;25;16;05 - 00;25;43;11

Matt Walsh

It’s pretty powerful when you think about it. It’s almost like giving securities lending to the masses at scale in a safe way, potentially.

Cynthia Lo-Bessette

It’s another way to think about capital allocation and maybe further down the road in terms of seeing more stability and scalability for those solutions. But in the first instance, as as we think about where to prioritize and deploy this technology, thinking about how that inter operates with existing solutions seems to be the natural first place to start.

00;25;43;13 - 00;26;00;20

Matt Walsh

I suspect it would be a lot easier to do things in this category if banks and broker-dealers were able to do more things in this category. And I think the last time I checked, there were something like 45 broker dealers that had applied with FINRA to get a classification that they could custody digital assets. And I don’t think any of that has really moved forward at scale.

00;26;00;20 - 00;26;23;23

Matt Walsh

So maybe talk about some of the unlocks or some of the things that you’d ideally like to see in order to pursue this strategy.

Cynthia Lo-Bessette

Maybe part of the threshold here is more infrastructure that’s institutional grade and scalable. So back to your point about banks and broker-dealers being able to participate in this ecosystem the same way that they do today in our traditional capital markets is going to be an important part of seeing more adoption.

00;26;23;28 - 00;26;53;06

Cynthia Lo-Bessette

I think because this is a new technology, there’s a lot of focus on ensuring risk management and controls and thinking about the overall systemic risk. That’s an important part of how we think about constructing these solutions and how we think about interoperability into existing back office processes as well. But having more participation in the banks, as you pointed out in broker-dealers, are very interested because of the ability to offer their clients some of the same things that we’ve talked about, which is increased access to assets.

00;26;53;08 - 00;27;11;17

Matt Walsh

So from where I sit, talking to startups all day, a lot of these startups are actually in some of the banks and some of the broker-dealers are selling products, custody services, compliance services. So it’s not like these banks and broker-dealers are just sitting around and waiting. But it strikes me that it’s more of a regulatory impediment to actually get this through.

00;27;11;23 - 00;27;32;28

Matt Walsh

Would you agree with that?

Cynthia Lo-Bessette

I think getting more regulatory clarity will certainly introduce more participation more broadly across banks and broker-dealers. But I think to your point, we’ve engaged with quite a number of probably most every one of the names that you can think of in terms of how we can work together to build that ecosystem and the infrastructure necessary to be able to bring more assets on chain.

00;27;32;28 - 00;27;56;13

Cynthia Lo-Bessette

And I think that’s important work. Recognizing that the banks are also seeing the power of the operational efficiency and the increase in access.

Matt Walsh

So while all of this is happening on the business side, the industry is not slowing down in terms of just net new blockchains that are being introduced to the world improvements to the EVM ways to actually make transactions happen faster, cheaper and with more resiliency on these public chain.

00;27;56;13 - 00;28;16;25

Matt Walsh

So how are you guys staying up to speed on just the developments and that new L1s and L2s?

Matt Horne

Obviously, listening to podcasts like yours is one way to do it. But actually Cynthia mentioned it before where we have a research team within Fidelity Digital Asset Management who is looking at the space all day long. So it’s just constantly being at their side, understanding what’s interesting, what’s real, what’s not real.

00;28;16;29 - 00;28;44;04

Matt Horne

So it’s really leveraging our in-house research team

Cynthia Lo-Bessette

and I believe an expanded beyond that. As you remember, we have quite a few areas within Fidelity that actually also are focused on research and also development experimentation, and that would be our FCAT, Center for Applied Technology and the Labs area. We have regular engagements there and we have actually quite a few other venture teams across the organization and they also are equally engaged talking to startups, talking to developers.

00;28;44;09 - 00;29;03;20

Cynthia Lo-Bessette

So having that network of people in the ecosystem also adds tremendously to how we shape our ideas and priorities.

Matt Walsh

Awesome, one of the things that I think about a lot, and it’s probably more of a 10/15 year out thing and it would only be an issue if you’re hyper successful is just the concentration of these assets at the custodians.

00;29;03;20 - 00;29;25;13

Matt Walsh

So it would be one thing if we had all of the custody banks that were actually playing in the space. But I think about just the definition of custody. And the interesting thing about public blockchains is that you can chart keys and you can actually have collaborative custody schemes. And personally, as a consumer, what I would love to do is have one key with a Fidelity, maybe one key with myself, and decide on a third participant, maybe.

00;29;25;18 - 00;29;46;06

Matt Walsh

Is that something that’s ever going to be possible, do you think? Obviously, it’s technically possible, but what’s your outlook on just the definition of custody changing as a result of this technology?

Matt Horne

So I think phase one is just someone do it for me that I trust. And I think that’s where we’re at with our retail offering. With Fidelity Crypto, you sign into Fidelity Crypto, Fidelity holds the Bitcoin or Ethereum on your behalf.

00;29;46;08 - 00;30;05;06

Matt Horne

You trust Fidelity, and that’s how it’s set up today. I think as this space grows over time and people understand it better, there will be demand for individuals that want to have a multisig setup. Like what a CASA has, but more on an institutional level. So I do think over time that will happen it is just going to take probably a decade or so to get there.

00;30;05;09 - 00;30;27;22

Cynthia Lo-Bessette

So I will add on to what Matt just said is to say I can think of in conceive of for individuals more of a safe deposit type concept, which you have multiple keys and you can certainly create a little bit more redundancy and security from that standpoint. From a fiduciary standpoint and being able to demonstrate that you’ve got control and that you actually are safe keeping the assets.

00;30;27;22 - 00;30;52;26

Cynthia Lo-Bessette

Does that allow for this multiparty and sharding? That’s an interesting question and maybe continuing evolution of the way that policymakers and the regulators will think about what actually safekeeping and control means from a fiduciary standpoint. Is it safer if you are able then to create multiparty custody solutions?

Matt Walsh

I guess it’s a lot easier in the tokenization form because if you have an interest in a company, it’s not like the company is just going to disappear.

00;30;52;27 - 00;31;10;10

Matt Walsh

So it’s more of an issue with these bearer assets. I suppose

Cynthia Lo-Bessette

It’s exactly right.

Matt Walsh

Well, this is super exciting. Congratulations on all the flows. This is refreshing. The flow, one of those flow pages every day, just seeing the net new flows. I don’t think you guys have had a negative day yet, which is remarkable.

Cynthia Lo-Bessette

we’re going to keep crossing our fingers.

00;31;10;13 - 00;31;26;14

Cynthia Lo-Bessette

It’s a great streak we’ve been on.

Matt Walsh

Well, where can we send people to learn more about what’s going on at Fidelity Digital Asset Management?

Matt Horne

On the retail side, you can go to fidelity.com and learn more about some thought leadership and our products there. On the advisor side or on the institutional side. It’s Institutional.fidelity.com.

00;31;26;18 - 00;31;52;03

Matt Horne

And again that’s where the thought leadership would sit and information on our products.

Matt Walsh

Thanks for coming on podcast

Cynthia Lo-Bessette

Thank you for having us.

Matt Horne

Thanks Matt. Appreciate it.

Matt Walsh

Thanks for listening to another episode of On the Brink with Castle Island. To find out more about Castle Island, visit Castle Island.VC To listen to all of our podcast episodes, please go to On the Brink/podcast.com, or just click on the tab in our website.

00;31;52;05 - 00;31;57;26

Matt Walsh

Thanks for listening.

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